Exhibit (d)(b)(21)(i)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT NO. 1 TO THE SUB-INVESTMENT MANAGEMENT AGREEMENT

(T. Rowe Price Large Cap Growth Portfolio)

This Amendment No. 1 to the Sub-Investment Management Agreement (the “Agreement”) dated August 4, 2017, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Subadviser”) with respect to T. Rowe Price Large Cap Growth Portfolio, a series of Brighthouse Funds Trust II, is entered into effective the 1st of June, 2017.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	The fee schedule located in the Appendix to the Agreement is amended in whole to read as follows:

Asset Range of the Portfolio $0 to $100,000,000:

0.500% on the first $50,000,000

0.400% on the next $50,000,000

Asset Range of the Portfolio $100,000,000 to $1,000,000,000:

0.400% on the first $250,000,000

0.375% on the next $250,000,000

0.350% on the next $500,000,000

Asset Range of the Portfolio over $1,000,000,000:

0.350% on the first $1,000,000,000

0.300% on the excess over $1,000,000,000

2.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the          day of                         ,             .

Kristi Slavin
President, Brighthouse Investment Advisers, LLC

T. ROWE PRICE ASSOCIATES, INC.
By: Authorized Officer